Exhibit 99.1
NEWS RELEASE
Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Expands Executive Management Team
Appointing Seasoned Executive as President
     DALLAS, TEXAS, March 1, 2010 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) announced today it has expanded its executive management team with the appointment of Paul Eisman, age 54, as President.
     With over 30 years of refining experience, Eisman joins Alon from Frontier Oil Corporation (“Frontier”), where he held the position of Executive Vice President of Refining and Marketing Operations. Prior to joining Frontier, Eisman held various positions at leading refiners, including Senior Vice President of Economics and Planning at Valero Energy Corporation and Executive Vice President of Corporate Development at Ultramar Diamond Shamrock Corporation. He also supported the industry as Vice President of North American Operations at KBC Advanced Technologies.
     “We are excited to have Paul join our team,” said Jeff Morris, Alon’s Chief Executive Officer. “I have known and respected him for many years and couldn’t think of a better candidate for this new position. His knowledge and experience in the refining industry will help us execute our strategies.”
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at approximately 640 distributor-serviced locations.
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